Exhibit 99.1

Battalion Oil Expands Monument Draw Position
With Strategic Acquisition from Sundown Energy

March 10, 2026 12:30 ET  | Source: Battalion Oil Corporation

Houston, Texas, March 10, 2026 (GLOBE NEWSWIRE) -- Battalion Oil Corporation (NYSE American: BATL, “Battalion” or the “Company”) today announced that it has entered into a Purchase and Sale Agreement (“PSA”) to acquire certain oil and gas assets, comprising 7,090 net acres located in Ward County, Texas (the “Assets”), from RoadRunner Resource Holding LLC (formerly, Sundown Energy LP, “Sundown”), in an all-stock transaction.

Under the terms of the PSA, Battalion will issue 485,000 shares of its common stock to Sundown in exchange for the Assets. The acquired leases directly adjoin Battalion’s existing Monument Draw position, substantially enhancing the Company’s continuous and operationally efficient footprint in the region. The effective date of the proposed acquisition is March 1, 2026.

The transaction is subject to customary closing adjustments & conditions, registrations rights, and regulatory approvals.

Transaction Highlights & Strategic Rationale:

●	Highly Contiguous Footprint: Adds 7,090 acres that tie seamlessly into the Company's Monument Draw asset, allowing for optimized long-lateral development and operational efficiencies.
●	Meaningfully Improves Drilling Inventory: Expected to add 30 high-quality net locations targeting the prolific Wolfcamp A, Wolfcamp B, and 3rd Bone Spring formations.
●	Immediate Production and Proven Geology: Includes Sundown’s ownership interest in an existing Battalion-operated well on the footprint, contributing an estimated value of approximately $700,000 on a 10% discounted net present value basis.
●	Capital-Efficient Infrastructure: Development of the newly acquired acreage will benefit directly from Battalion's recent acid gas treating agreement with Targa Resources, which secures ample sour gas treatment capacity to support future development on this acreage.

Battalion and Sundown previously partnered on this acreage under a joint venture agreement. As the operator during that JV, Battalion drilled and evaluated the acreage, giving the Company high confidence in the asset's subsurface characteristics and expected well performance.

“We are excited to announce this strategic, all-stock transaction with Sundown,” said Matt Steele, Chief Executive Officer of Battalion Oil Corporation. “Having previously operated and drilled on this exact acreage during our joint venture, we have seen the exceptional well results firsthand. Consolidating this contiguous acreage into our Monument Draw position is a natural fit. Furthermore, our recent sour gas treating agreement with Targa means we have the infrastructure in place to efficiently develop these assets.”

Forward-Looking Statements

This press release includes forward-looking statements as defined by U.S. securities laws. These statements are not historical facts and often include words like “expects,” “believes,” “plans,” “estimates,” “may,” “will,” or similar expressions. They cover topics such as future production, financial condition, capital spending, and strategic plans. These statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ significantly. Key risks are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and other filings with the Securities and Exchange Commission (SEC), available at www.sec.gov or on the Company’s website at www.battalionoil.com. Readers are cautioned not to rely too heavily on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake any obligation to update these statements in light of new information or future events.

About Battalion

Battalion Oil Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact

BATTALION OIL CORPORATION

Matthew B. Steele
Chief Executive Officer
832-538-0300 | www.battalionoil.com